Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

GOLOGIQ, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES A PREFERRED STOCK

On behalf of GoLogiq, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the amended and restated articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation authorized by Article 4 of the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of two million (2,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be of two million (2,000,000) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”). The Series A Preferred Stock shall be issued at an original issuance price of $0.01 per share (the “Original Issue Price”) and the first date the first share of Series A Preferred Stock was issued shall mean the “Original Issue Date”.

2. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 4, holders of Series A Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis calculated based on the Conversion Ratio, disregarding for such purpose any conversion limitations or liquidation preferences hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A Preferred Stock. The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision.

3.   Liquidation Rights.

(a) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (each a “Liquidation Event”), the holders of Series A Preferred Stock shall be entitled to receive, on an as-if-converted-to-Common-Stock basis calculated based on the Conversion Ratio, disregarding for such purpose any conversion limitations or liquidation preferences hereunder, the entire assets of the Corporation legally available for distribution by the Corporation with equal priority and pro rata among the holders of the Common Stock.

(b) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

4.   Conversion Rights. The Holders shall have conversion rights as follows (the “Conversion Rights”):

(a) Optional Conversion.

i. Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and from time to time commencing on the eighteen (18) month anniversary of the Original Issue Date (the “Holding Period”), and without the payment of additional consideration by the Holder thereof, into one (1) fully paid and non-assessable share of Common Stock (the “Conversion Ratio”), subject to adjustment as provided below.

ii. Termination of Conversion Rights. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Holders; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 3 to the Holders pursuant to such Liquidation Event of the Corporation.

(b) Premium Conversion. In the event of (i) an initial public offering of a subsidiary of the Corporation or (ii) a significant acquisition of a business or assets in a transaction value equal to or greater than $5,000,000 (the “Premium Triggering Events”) during the Holding Period, the Conversion Ratio shall automatically increase such that each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and from time to time thereafter, and without the payment of additional consideration by the Holder thereof, into three (3) fully paid and non-assessable shares of Common Stock (the “Premium Conversion Ratio”).

(c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Series A Preferred Stock shall be rounded to the nearest whole share.

(d)  Mechanics of Conversion.

i. Notice of Conversion. In order for a Holder to convert shares of Series A Preferred Stock into shares of Common Stock, such Holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent that such Holder elects to convert all or any number of such Holder’s shares of Series A Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such Holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent. Such notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such Holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates (whether physical or book-entry) for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

ii. Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Incorporation.

iii. Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon, if any. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

iv. No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Ratio shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

v. Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

vi. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Ratio in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Ratio in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

5. Redemption Right. The Series A Preferred Stock shall not have any redemption rights.

6. Voting. The Holders shall have the right to cast forty-five (45) votes for each one (1) share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The Holders shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

7. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

8. Transfer of Series A Preferred Stock. A Holder may transfer some or all of its shares of Series A Preferred Stock without the consent of the Corporation so long as such transfer complies with all applicable securities laws.

9. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, by a majority of the Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes or the Articles of Incorporation.

IN WITNESS WHEREOF the undersigned has signed this Designation this 26th day of July 2022.

GoLogiq, Inc.

By:	/s/ Matthew Brent
Name:	Matthew Brent, CEO